Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

CALIFORNIA FIRST NATIONAL BANCORP

of

Up to 1,300,000 Shares of its Common Stock

at a Purchase Price Not Greater Than $13.00 nor Less Than $12.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 20, 2008,

UNLESS THE OFFER IS EXTENDED.

California First National Bancorp, a California corporation (the “Company,” “we,” or “us”), is offering to purchase up to 1,300,000 shares of its common stock, par value $.01 per share (the “common stock”), at a price not greater than $13.00 nor less than $12.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $13.00 nor less than $12.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.10) within the price range specified above that will allow us to buy 1,300,000 shares. If fewer than 1,300,000 shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we purchase in the Offer will be purchased at the same price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires. See Sections 1, 3 and 5.

If the conditions to the Offer are satisfied or waived, we intend to purchase our common stock for an aggregate purchase price of approximately $16,900,000 pursuant to the Offer. Subject to certain limitations and legal requirements, in the event that more than 1,300,000 shares are tendered pursuant to the Offer at or below the purchase price, we reserve the right, and intend to exercise such right, to purchase up to an additional 228,814 shares of our outstanding common stock without extending the Offer. See Sections 1 and 14.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The shares are presently listed and traded on the NASDAQ Global Market under the symbol “CFNB.” On July 18, 2008, the last full trading day before we commenced the Offer, the reported last sale price of the shares on the NASDAQ Global Market was $9.35 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Information Agent nor the Depositary, is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Among the several conditions to the Offer is that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause there to be less than 300 public holders of our common stock or cause our common stock to be delisted from the NASDAQ Stock Market. See Section 6. To facilitate satisfaction of this condition to the Offer, Patrick E. Paddon, one of our directors and our President and Chief Executive Officer and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, another of our directors and our Chief Operating Officer and beneficial owner of 1,356,772 shares, have advised us of their intention, only under certain circumstances described in this Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of our common stock. While Mr. Paddon and Mr. Tsuma have advised us of their intention to tender shares under the circumstances described above, they are not obligated to tender any shares. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Sections 2, 6, 10 and 11.

It is a requirement for continued listing of our common stock on the NASDAQ Global Market that there be at least 400 holders of our common stock, including both holders of beneficial interest and holders of record. We believe that there are presently approximately 490 holders of our common stock. If, following consummation of the Offer, there are less than 400 holders of our common stock, we intend to apply for listing of our common stock on the NASDAQ Capital Market. We must have at least 300 holders of our common stock to be eligible for listing on the NASDAQ Capital Market. See Sections 2, 6 and 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

July 21, 2008

IMPORTANT

If you desire to tender all or any portion of your shares, you should either:

(1)(a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal; or

    (b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your bank, broker, dealer, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $12.00 per share.

Questions and requests for assistance may be directed to Mellon Investor Services LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

California First National Bancorp.

What is the Company offering to purchase?

We are offering to purchase up to 1,300,000 shares of our common stock, par value $.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.10) within a price range specified by us at which you are willing to sell your shares.

The price range for the Offer is $12.00 to $13.00 per share. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.10) that will allow us to buy 1,300,000 shares. If fewer than 1,300,000 shares are properly tendered, we will select the price, not to exceed $13.00, that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $12.00 per share.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

We will purchase up to 1,300,000 shares in the Offer (representing approximately 11.4% of our issued and outstanding shares). If fewer than 1,300,000 shares are properly tendered, we will, subject to first confirming satisfaction of the conditions to the closing of the Offer, including remaining eligible for trading on the NASDAQ Stock Market, purchase all shares that are properly tendered and not properly withdrawn. If 1,300,000 or more shares are tendered, we will, subject to first confirming satisfaction of the conditions to the closing of the Offer, including remaining eligible for trading on the NASDAQ Stock Market, purchase all shares tendered at or below the purchase price on a pro rata basis. Subject to certain limitations and legal requirements, in the event that more than 1,300,000 shares are tendered pursuant to the Offer at or below the purchase price, we reserve the right, and intend to exercise such right, to purchase up to an additional 228,814 shares of our outstanding common stock without extending the Offer. In exercising this right, we may increase the purchase price (within the specified range) to allow us to purchase all such additional shares. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 6.

How will the Company pay for the shares?

Assuming that the maximum of 1,300,000 shares are tendered in the Offer at the maximum purchase price of $13.00 per share, the aggregate purchase price will be approximately $16,900,000. We anticipate that we will pay for the shares tendered in the Offer from our available cash and cash equivalents.

How long do I have to tender my shares; Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Wednesday, August 20, at 5:00 p.m., New York City time, unless we extend it. See Sections 1 and 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

Our Board of Directors has reviewed a variety of alternatives for using our available financial resources to enhance shareholder value. Our Board of Directors, with the assistance of management, considered our existing and anticipated capital structure and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future. We believe that current and recent price levels for our common stock do not fully reflect the intrinsic value of our business. Accordingly, our Board of Directors believes that a repurchase of shares of our common stock at a price within the range specified in this Offer represents a prudent use of our available cash and an effective means to provide value to our shareholders.

Our Board of Directors further believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide our shareholders (particularly those who, because of the size of the shareholdings, might not be able to sell their shares within the limited trading volume or without potential disruption to the market for our common stock) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future earnings and assets.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. See Section 8.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred.

•

No decrease in excess of 15% in the price of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•

No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any subsidiary.

•

No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•

Our determination that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will either (i) cause there to be less than 300 public holders of our common stock, or (ii) cause our common stock to be delisted from the NASDAQ Stock Market.

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause us to be delisted from the NASDAQ Stock Market. Further, for our common stock to trade on the NASDAQ Stock Market, we must file periodic reports meeting the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will either (i) cause there to be less than 300 public holders of our common stock, or (ii) cause our common stock to be delisted from the NASDAQ Stock Market. See Section 6.

We believe that there are presently approximately 480 public holders of our common stock, which includes both beneficial holders and holders of record, but excludes any holder who is a director or executive officer of the Company or who is, directly or indirectly, the beneficial holder of more than 10% of our outstanding common stock. To facilitate satisfaction of the relevant condition to the Offer, Patrick E. Paddon, one of our directors and our President and Chief Executive Officer and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, another of our directors and our Chief Operating Officer and beneficial owner of 1,356,772 shares, have advised us of their intention, only under certain circumstances described in the Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of our common stock. While Mr. Paddon and Mr. Tsuma have advised us of their intention to tender shares under the circumstances described above, they are not obligated to tender any shares. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Sections 2, 6, 10 and 11.

It is a requirement for continued listing of our common stock on the NASDAQ Global Market that there be at least 400 holders of our common stock, including both holders of beneficial interest and holders of record. We believe that there are presently approximately 490 holders of our common stock. If, following consummation of the Offer, there are less than 400 holders of our common stock, we intend to apply for listing of our common stock on the NASDAQ Capital Market. We must have at least 300 holders of our common stock to be eligible for listing on the NASDAQ Capital Market. See Sections 2, 6 and 11.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on August 20, 2008, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by us described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor.

What happens if more than 1,300,000 shares are tendered at or below the purchase price?

If more than 1,300,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares from all shareholders who properly tender shares at or below the purchase price we determine, on a pro rata basis. Patrick E. Paddon, one of our directors and our President and Chief Executive Officer, and Glen T. Tsuma, another of our directors and our Chief Operating Officer, have advised us of their intention, only under certain circumstances described in the Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer. While Mr. Paddon and Mr. Tsuma have advised us of their intention to tender shares under the circumstances described in the Offer to Purchase, they are not obligated to tender any shares. See Sections 2, 6, 10 and 11.

Because of the proration provisions of the Offer, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on August 20, 2008, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have

v

not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on September 16, 2008. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Information Agent nor the Depositary, is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

Patrick E. Paddon, a director and the President and Chief Executive Officer of the Company and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, a director and the Chief Operating Officer of the Company and beneficial owner of 1,356,772 shares, have advised the Company of their intention, only under certain circumstances described in the Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of the Company’s common stock. While Mr. Paddon and Mr. Tsuma have advised the Company of their intention to tender shares under the circumstances described in the Offer to Purchase, they are not obligated to tender any shares. See Sections 2, 6, 10 and 11. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

Consummation of the Offer will increase the proportional holdings of Mr. Paddon and Mr. Tsuma and any of our directors and executive officers who do not tender shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On July 18, 2008, the last full trading day before we commenced the Offer, the last sale price of the shares reported on the NASDAQ Global Market was $9.35 per share. During the 2007 calendar year, shares of our common stock traded at prices above both the minimum and the maximum price in the Offer. It is possible that shareholders could receive a lower purchase price for shares that they tender in the Offer than they could otherwise receive by selling in the open market. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We will determine the final proration factor and commence payment for any shares purchased promptly after the expiration of the Offer and the acceptance of shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income tax when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 13.

If you are a foreign shareholder (as defined in Section 3), you generally will be subject to U.S. withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign shareholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8BEN (or other applicable Form W-8) claiming such reduction or exemption. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. You may be eligible to file for a refund of such tax or a portion of such tax withheld if the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 are met or if you are entitled to a reduced or zero rate of withholding pursuant to an income tax treaty and the Depositary withheld at a higher rate. You also may be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Sections 3 and 13.

Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9 if you are a U.S. Holder. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. See Section 3.

All shareholders should review the discussion in Sections 3 and 13 regarding tax matters and consult their tax advisor with respect to the tax effects of a tender of shares.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires.

In April 2001, our Board of Directors authorized the Company’s management, at its discretion, to repurchase up to 1,000,000 shares of our common stock. Since this authorization has no termination date, our Board of Directors reviews the authorization to repurchase common stock from time to time. As of July 21, 2008, 429,335 shares remain eligible for repurchase by the Company under this authorization.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Mellon Investor Services LLC, the Information Agent for the Offer, toll free at (888) 838-0120 (banks and brokers may call collect at (201) 680-5235). Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	changes in general business and economic conditions;

•	changes in the domestic interest rate environment, including changes in interest spreads and the yield curve;

•	disruptions in the domestic credit markets;

•	reliance on dividends from the Company’s subsidiaries as a substantial source of liquidity;

•

increased competition with other commercial banks, savings and loan associations, mutual savings banks, finance companies, credit unions and investment companies, many of which have greater resources than the Company;

•	greater than anticipated losses in the Company’s lease portfolio, and unforeseen changes in the residual value of leased assets;

•

risk of losses from operations, including losses due to fraud, errors relating to transaction processing and technology, and failures by third party vendors who provide certain components of the Company’s business infrastructure;

•	systems failure risks and security risks, including “hacking” and identity theft;

•	negative publicity resulting from the Company’s actual or alleged conduct, leasing practices and corporate governance;

•	changes in the laws, regulations and policies governing financial services companies;

•	litigation or regulatory action arising due to actual or alleged operational deficiencies or noncompliance with applicable regulatory standards;

•	natural disasters;

•	the occurrence of acts or threats of terrorism, or an escalation of military action by the United States government;

•	fluctuations in quarterly operating results;

•	the selection and administration of critical accounting policies by the Company’s management, and changes in applicable accounting standards;

•	loss of certain key officers and employees;

•	volatility in the Company’s stock price;

•	continued listing of our common stock on the NASDAQ Stock Market;

•	reduction in the “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets); and

•	concentration of ownership of the Company in senior management.

These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed with the U.S. Securities and Exchange Commission (Commission File No. 0-15641), which are incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. See Section 9. Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

x

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our common stock, par value $.01 per share (the “common stock”) for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,300,000 shares at a price not greater than $13.00 nor less than $12.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on August 20, 2008, unless extended.

After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 1,300,000 shares. If fewer than 1,300,000 shares are properly tendered, we will select the price (in multiples of $0.10) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we purchase in the Offer will be purchased at the same price regardless of whether the shareholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, in the event that more than 1,300,000 shares are tendered pursuant to the Offer at or below the purchase price, we reserve the right, and intend to exercise such right, to purchase up to an additional 228,814 shares of our outstanding common stock without extending the Offer. See Sections 1 and 14.

Tendering shareholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Information Agent nor the Depositary, is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Patrick E. Paddon, a director and the President and Chief Executive Officer of the Company and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, a director and the Chief Operating Officer of the Company and beneficial owner of 1,356,772 shares, have advised the Company of their intention, only under certain circumstances described in the Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of the Company’s common stock. While Mr. Paddon and Mr. Tsuma have advised the Company of their intention to tender shares under the circumstances described in the Offer to Purchase, they are not obligated to tender any shares. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Consummation of the Offer will increase the proportional holdings of Mr. Paddon and Mr. Tsuma and any of our directors and executive officers who do not tender shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

As of July 18, 2008, there were 11,440,725 shares of our common stock issued and outstanding. The 1,300,000 shares that we are offering to purchase hereunder represent approximately 11.4% of the total number of issued shares of our common stock as of July 18, 2008. The shares are listed and traded on the NASDAQ Global Market under the symbol “CFNB.” On July 18, 2008, the last full trading day before we commenced the Offer, the last sale price of the shares as reported on the NASDAQ Global Market was $9.35 per share. During the 2007 calendar year, shares of our common stock traded at prices above both the minimum and the maximum price in the Offer. It is possible that shareholders could receive a lower purchase price for shares that they tender in the Offer than they could otherwise receive by selling in the open market. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7.

THE TENDER OFFER

1.    Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 1,300,000 shares of our common stock, or if fewer than 1,300,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $13.00 nor less than $12.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on August 20, 2008, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”) and subject to certain limitations and legal requirements, in the event that more than 1,300,000 shares are tendered pursuant to the Offer at or below the purchase price we determine, we reserve the right, and intend to exercise such right, to purchase up to an additional 228,814 shares of our outstanding common stock without extending the Offer. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $13.00 per share or decrease the price to be paid for shares below $12.00 per share; or

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 228,814 of our outstanding shares; or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $13.00 nor less than $12.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $12.00 per share. See Section 7 for recent market prices for the shares.

Promptly following the Expiration Time, we will look at the prices chosen by shareholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. We will then select the lowest purchase price (in multiples of $0.10) within the price range specified above that will allow us to buy 1,300,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through Business Wire or another comparable service.

All shares we purchase in the Offer will be purchased at the same price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires. Shareholders can specify one price for a specified portion of their shares and a different price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 1,300,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Proration. Upon the terms and subject to the conditions of the Offer, if 1,300,000 or more shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Patrick E. Paddon, one of our directors and our President and Chief Executive Officer, and Glen T. Tsuma, another of our directors and our Chief Operating Officer, have advised us of their intention, only under certain circumstances described in the Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer. See Sections 2, 6, 10 and 11. Accordingly, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders at or below the purchase price selected by us. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. Our Board of Directors has reviewed a variety of alternatives for using our available financial resources to enhance shareholder value. Our Board of Directors, with the assistance of management, considered our existing and anticipated capital structure and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future. We believe that current and recent price levels for our common stock do not fully reflect the intrinsic value of our business. Accordingly, our Board of Directors believes that a repurchase of shares of our common stock at a price within the range specified in this Offer represents a prudent use of our available cash and an effective means to provide value to our shareholders.

Our Board of Directors further believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide our shareholders (particularly those who, because of the size of the shareholdings, might not be able to sell their shares within the limited trading volume or without potential disruption to the market for our common stock) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future earnings and assets.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. See Section 2.

Neither we nor any member of our Board of Directors, nor the Information Agent nor the Depositary, is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which shareholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the tax consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders who do not tender their shares will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on the NASDAQ Stock Market or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we purchase pursuant to the Offer will be cancelled and returned to the status of authorized but unissued shares, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NASDAQ Stock Market) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee or director benefit or compensation programs or stock plans. However, we may not be able to issue additional shares or equity interests in the future.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and may reduce the number of our shareholders. These reductions may result in lower or higher stock prices, and are likely to reduce liquidity in the trading market for our common stock following completion of the Offer.

Patrick E. Paddon, a director and the President and Chief Executive Officer of the Company and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, a director and the Chief Operating Officer of the Company and beneficial owner of 1,356,772 shares, have advised the Company of their intention, only under certain circumstances described in this Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of the Company’s common stock. While Mr. Paddon and Mr. Tsuma have advised us of their intention to tender shares under the circumstances described in this Offer to Purchase, they are not obligated to tender any shares. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Consummation of the Offer will increase the proportional holdings of Mr. Paddon and Mr. Tsuma and any of our directors and executive officers who do not tender shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on the NASDAQ Stock Market;

•	termination of registration of any class of our equity securities under Section 12(g) of the Exchange Act;

•	the suspension of our filing reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered, and intend to continue to consider, alternatives to enhance shareholder value, including open market repurchases of our shares. We also regularly evaluate our dividend policy in light of our capital requirements and existing, or changes in, applicable tax regulations, and we may in the future increase, decrease or eliminate our dividend. Additionally, from time-to-time we may liquidate, merge or reorganize our subsidiaries for tax and corporate-related purposes. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to any of the foregoing matters, and there can be no assurance that we will decide to undertake any particular course of action with respect to such matters.

Although we have no current plans or proposals to terminate registration of our common stock under the Exchange Act, our common stock is currently eligible for deregistration under the Exchange Act because we have fewer than 300 shareholders of record. We currently intend to maintain such registration and to continue filing periodic reports under Section 15(d) of the Exchange Act to maintain our eligibility for listing on the NASDAQ Stock Market.

3.    Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer:

(i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $12.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $12.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” For purposes of determining the purchase price, those shares that are tendered by shareholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $12.00 per share. See Section 7 for recent market prices for the shares.

If tendering shareholders wish to indicate a specific price (in multiples of $0.10) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price we eventually select after the Expiration Time.

A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, shareholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or other institution that would be eligible according to the terms of this Offer to guarantee that the missing items will be received by the depositary within three NASDAQ trading days of the expiration of this Offer.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plan. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding and Withholding. Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, except as provided below, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign shareholder to qualify as a recipient exempt from backup withholding, that shareholder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that shareholder’s exempt status. Such statements can be obtained from the Depositary. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding as described below.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a foreign shareholder or his or her agent will generally be subject to U.S. withholding tax at a rate of 30%, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any beneficial holder of shares that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust and not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to an applicable income tax treaty, and the Depositary withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other applicable successor form) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (888) 838-0120. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.    Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on September 16, 2008, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.    Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) subject to certain limitations and legal requirements, decide whether to accept for payment up to an additional 228,814 shares, properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, we may increase the purchase price within the specified range to allow us to purchase all such additional shares.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Any foreign shareholder generally will be subject to withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. See Section 3.

6.  Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•

a decrease in excess of 15% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our shareholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary which is material to us and our subsidiaries, taken as a whole, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 18, 2008);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 18, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause there to be less than 300 public holders of our common stock; or

•	cause our common stock to be delisted from the NASDAQ Stock Market.

We believe that there are presently approximately 480 public holders of the Company’s common stock, which includes both beneficial holders and holders of record, but excludes any holder who is a director or executive officer of the Company or who is, directly or indirectly, the beneficial holder of more than 10% of our outstanding common stock. To facilitate satisfaction of the relevant condition, Patrick E. Paddon, one of our directors and our President and Chief Executive Officer and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, another of our directors and our Chief Operating Officer and beneficial owner of 1,356,772 shares, have advised the Company of their intention, only under certain circumstances described below, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of the Company’s common stock. Each of Mr. Paddon and Mr. Tsuma has advised the Company that they intend to tender shares within such limits only under circumstances in which the Depositary notifies the Company that, as of immediately prior to the Expiration Time of the Offer, (i) other shareholders have validly tendered and not withdrawn less than 1,300,000 shares in the aggregate, and (ii) based on information available at such time to the Depositary, the number of public holders tendering all of the shares that they own of record and beneficially is such that it is reasonably likely that there would be less than 300 public holders of the Company’s common stock upon consummation of the Offer. If 1,300,000 or more shares are validly tendered and not withdrawn by other shareholders, or if it is otherwise reasonably likely that there will be at least 300 public holders of the Company’s common stock upon consummation of the Offer, Mr. Paddon and Mr. Tsuma have advised the Company that they do not intend to tender any of their shares in the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. If a material offer condition is triggered and we decide to waive the condition and proceed with the acceptance of, and payment for, tendered shares, we may be required to extend the Offer period and/or disseminate additional Offer materials to shareholders.

7.    Price Range of the Shares

The shares are traded on NASDAQ under the symbol “CFNB.” The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per share as reported by NASDAQ, based on published financial sources.

	High	Low
Fiscal 2007:
First Quarter	16.00	13.96
Second Quarter	14.90	13.40
Third Quarter	14.15	12.89
Fourth Quarter	15.42	12.60
Fiscal 2008:
First Quarter	14.50	12.73
Second Quarter	14.12	9.74
Third Quarter	11.44	8.70
Fourth Quarter	11.80	9.25
Fiscal 2009:
First Quarter (through July 18, 2008)	10.34	9.16

On July 18, 2008, the last full trading day before we commenced the Offer, the last reported sales price of the shares quoted on the NASDAQ Global Market was $9.35 per share. During the 2007 calendar year, shares of our common stock traded at prices above both the minimum and the maximum price in the Offer. It is possible that shareholders could receive a lower purchase price for shares that they tender in the Offer than they could otherwise receive by selling in the open market. We urge shareholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

8.    Source and Amount of Funds

Assuming that 1,300,000 shares are purchased in the Offer at the maximum purchase price of $13.00 per share, the aggregate purchase price will be approximately $16,900,000. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents and have no alternative financing arrangements.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for investment in leases and loans, working capital, capital expenditures, dividend payments and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund investments in leases and loans as well as to engage in strategic activities.

9.    Information about California First National Bancorp

The Company is a bank holding company headquartered in Orange County, California with leasing and bank subsidiaries. The Company has two leasing subsidiaries, California First Leasing Corporation and Amplicon, Inc. (collectively the “Leasing Companies”) and a bank subsidiary, California First National Bank (“CalFirst Bank” or the “Bank”), which is an FDIC-insured national bank.

The Leasing Companies and CalFirst Bank focus on leasing and financing capital assets, primarily computer systems and networks and other technology-based assets, through centralized marketing programs designed to offer cost-effective leasing alternatives. Leased assets are re-marketed at lease expiration through sale or re-lease. CalFirst Bank also purchases finance receivables from the Leasing Companies and other third parties, and is expanding into commercial loans. CalFirst Bank gathers deposits from a centralized location primarily through posting rates on the Internet.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Reports, statements and other information filed by the Company with the SEC are also available on the Company’s website at http://www.calfirstbancorp.com/secfilings.html.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 0-15641)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended June 30, 2007, filed September 17, 2007, as amended on April 2, 2008

Current Reports on Form 8-K	Filed June 16, 2008 and April 24, 2008 (excluding the portions of such Form 8-K’s that are not deemed “filed” pursuant to the General Instructions of Form 8-K)

Quarterly Report on Form 10-Q	Quarterly Period Ended March 31, 2008, filed May 13, 2008

Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may access a copy of these filings electronically on our website at http://www.calfirstbancorp.com/secfilings.html or request a copy of these filings at no cost, by writing or telephoning us at: California First National Bancorp, Attention: Investor Relations, 18201 Von Karman Avenue, Suite 800, Irvine California 92612, Telephone: (800) 496-4640. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.calfirstbancorp.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

10.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of July 18, 2008, there were 11,440,725 shares of our common stock issued and outstanding. The 1,300,000 shares we are offering to purchase under the Offer represent approximately 11.4% of the total number of issued and outstanding shares as of July 18, 2008.

As of July 18, 2008 (based on Schedules 13G information filed as of earlier dates, see the stock ownership table below), Patrick E. Paddon, Glen T. Tsuma, Donald P. Moriarty and Aegis Financial Corporation are the only persons or entities known to us to beneficially own more than 5% of our common stock. We have no information as to whether Mr. Moriarty or Aegis Financial Corporation will participate in the Offer. Patrick E. Paddon, one of our directors and our President and Chief Executive Officer and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, another of our directors and our Chief Operating Officer and beneficial owner of 1,356,772 shares, have advised the Company of their intention, only under certain circumstances described in this Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of the Company’s common stock. Each of Mr. Paddon and Mr. Tsuma has advised the Company that he intends to tender shares within such limits only under circumstances in which the Depositary notifies the Company that, as of immediately prior to the Expiration Time of the Offer, (i) other shareholders have validly tendered and not withdrawn less than 1,300,000 shares in the aggregate, and (ii) based on information available at such time to the Depositary, the number of public holders tendering all of the shares that they own of record and beneficially is such that it is reasonably likely that there would be less than 300 public holders of the Company’s common stock upon consummation of the Offer. While Mr. Paddon and Mr. Tsuma have advised us of their intention to tender shares under the circumstances described above, they are not obligated to tender any shares. If 1,300,000 or more shares are validly tendered and not withdrawn by other shareholders, or if it is otherwise reasonably likely that there will be at least 300 public holders of the Company’s common stock upon consummation of the Offer, Mr. Paddon and Mr. Tsuma have advised the Company that they do not intend to tender any of their shares in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

Consummation of the Offer will increase the proportional holdings of Mr. Paddon and Mr. Tsuma and any of our directors and executive officers who do not tender shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

Assuming we purchase 1,300,000 shares in the Offer, and that Mr. Paddon tenders 248,626 shares in the Offer, Mr. Tsuma tenders 51,374 shares in the Offer, and Mr. Moriarty and Aegis Financial Corporation do not tender any shares in the Offer, the percentage beneficial ownership of each of these persons and entities will be approximately as appears in the last column of the table below:

	Prior to the Offer		After the Offer
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares(2)	Percentage of Shares(3)
5% Shareholders:
Patrick E. Paddon	6,566,174	57.4%	62.3%
Glen T. Tsuma	1,356,772	11.9%	12.9%
Donald P. Moriarty c/o McGrath, Doyle & Phair 150 Broadway New York, New York 10038	1,057,000	9.2%	10.4%
Aegis Financial Corporation 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	579,961	5.1%	5.7%

(footnotes on next page)

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.
(2)	Calculated based upon 11,440,725 shares of our common stock issued and outstanding as of July 18, 2008.
(3)	Calculated based upon 10,140,725 shares of our common stock outstanding (11,440,725 shares issued and outstanding as of July 18, 2008, less 1,300,000 shares to be purchased in the Offer). If Mr. Paddon and Mr. Tsuma do not tender any shares in the Offer, their percentage ownership of our common stock will increase to approximately 64.8% and 13.4%, respectively.

As of July 18, 2008, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of approximately 8,349,307 shares of our common stock, representing approximately 73% of the total number of outstanding shares as of July 18, 2008 (11,440,725 shares). Except as described above with respect to Mr. Paddon and Mr. Tsuma, all of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Consummation of the Offer will increase the proportional holdings of Mr. Paddon and Mr. Tsuma and any of our directors and executive officers who do not tender shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

As of July 18, 2008, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors and current executive officers were as appears in the second and third columns of the table below. Assuming we purchase 1,300,000 shares in the Offer, Mr. Paddon tenders 248,626 shares in the Offer, Mr. Tsuma tenders 51,374 shares in the Offer, and none of our other directors or executive officers tender any shares in the Offer, the percentage beneficial ownership of each director and executive officer will be approximately as appears in the last column of the table below. Unless otherwise indicated, the address of each shareholder listed in the table below is c/o California First National Bancorp, 18201 Von Karman Avenue, Suite 800, Irvine, California 92612.

	Prior to the Offer			After the Offer
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares(1)(2)	Percentage of Shares(1)(3)
Directors and Executive Officers:
Patrick E. Paddon	6,566,174	(4)	57.4%	62.3%
Glen T. Tsuma	1,356,772		11.9%	12.9%
Michael H. Lowry	45,629	(5)	*	*
Harris Ravine	40,320	(6)	*	*
Danilo Cacciamatta	39,062		*	*
S. Leslie Jewett	222,462	(7)	1.9%	2.2%
Michael L. McClendon	46,172	(8)	*	*
Bedros (Peter) Aharonyan	32,716	(9)	*	*
All current directors and executive officers as a group (8 persons)	8,349,307		71.0%	77.0%

*	Less than 1% of the outstanding common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each named shareholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the other footnotes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of July 21, 2008 are deemed outstanding, but such option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. (footnotes continue on next page)

(2)	Calculated based upon 11,440,725 shares of our common stock issued and outstanding as of July 18, 2008, together with option shares for each individual shareholder as described in note (1) above.
(3)	Calculated based upon 10,140,725 shares of our common stock outstanding (11,440,725 shares outstanding as of July 18, 2008, less 1,300,000 shares to be purchased in the Offer), together with option shares for each individual as described in note (1) above. If Mr. Paddon and Mr. Tsuma do not tender any shares in the Offer, their percentage ownership of our common stock will increase to approximately 64.8% and 13.4%, respectively, and the percentage ownership of all current directors and executive officers as a group will increase to approximately 79.8%.
(4)	Excludes 52,440 shares beneficially owned by Mr. Paddon’s children and 222,462 shares beneficially owned by Ms. Jewett, Mr. Paddon’s spouse, as to which shares Mr. Paddon disclaims beneficial ownership.
(5)	Includes options to purchase 34,629 shares, which are exercisable within 60 days of July 21, 2008.
(6)	Includes options to purchase 32,320 shares, which are exercisable within 60 days of July 21, 2008.
(7)	Includes options to purchase 173,148 shares, which are exercisable within 60 days of July 21, 2008. Excludes 6,566,174 shares beneficially owned by Mr. Paddon (Ms. Jewett’s spouse), as to which Ms. Jewett disclaims beneficial ownership.
(8)	Includes options to purchase 46,172 shares, which are exercisable within 60 days of July 21, 2008.
(9)	Includes options to purchase 32,716 shares, which are exercisable within 60 days of July 21, 2008.

Stock Option Plan

The Company has one stock option plan, which is more fully described in Note 9 in the Company’s 2007 Annual Report on Form 10-K. The Board of Directors administers the plan and establishes to whom awards are granted, and the terms and conditions, including the exercise period, of such awards. Stock options granted generally have a contractual term of ten years and vest over five years. The Company has not awarded any new grants since fiscal 2004. Compensation expense is recognized using the fair-value based method for all new awards granted after July 1, 2005, while compensation expense for unvested stock options outstanding at July 1, 2005 is recognized over the requisite service period based on the fair value of those options as previously calculated at the grant date. The fair value of each grant is estimated using the Black-Scholes option-pricing model and the valuation variables utilized at the grant dates are discussed in the Company’s Annual Report on Form 10-K in the respective years of the original grants.

Other Agreements with our Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, the following table summarizes the transactions involving shares of our common stock involving us or any of our directors, executive officers, affiliates or subsidiaries during the 60 days prior to July 21, 2008. All of the transactions reported in the table below represent open market purchases of shares of common stock.

Name	Date	# of Shares Purchased	Price Per Share
Danilo Cacciamatta, Director	May 22, 2008	150	$9.55
	June 3, 2008	500	$9.57
	June 6, 2008	150	$9.70
	June 24, 2008	500	$9.83
	June 25, 2008	442	$9.81
	June 26, 2008	1,000	$9.77
	June 30, 2008	997	$9.66
	July 1, 2008	900	$9.50

11.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. As a result, the volume of public trading in the shares may be significantly reduced after consummation of the Offer, and trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

Among the several conditions to the Offer is that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause there to be less than 300 public holders of our common stock or cause our common stock to be delisted from the NASDAQ Stock Market. See Section 6. We believe that there are presently approximately 480 public holders of our common stock, which includes both beneficial holders and holders of record, but excludes any holder who is a director or executive officer of the Company or who is, directly or indirectly, the beneficial holder of more than 10% of our outstanding common stock. To facilitate satisfaction of this condition to the Offer, Patrick E. Paddon, one of our directors and our President and Chief Executive Officer and beneficial owner of 6,566,174 shares, and Glen T. Tsuma, another of our directors and our Chief Operating Officer and beneficial owner of 1,356,772 shares, have advised us of their intention, only under certain circumstances described in this Offer to Purchase, to tender on a pro rata basis up to an aggregate of 300,000 shares if and only to the extent necessary to cause there to be more than 1,300,000 shares of common stock tendered in the Offer, thereby requiring that any shares purchased in the Offer be purchased from all tendering shareholders under the proration provisions of the Offer and reducing the chance that consummation of the Offer will result in there being less than 300 public holders of our common stock. See Sections 2, 6 and 10.

It is a requirement for continued listing of our common stock on the NASDAQ Global Market that there be at least 400 holders of our common stock, including both holders of beneficial interest and holders of record. We believe that there are presently approximately 490 holders of our common stock. If, following consummation of the Offer, there are less than 400 holders of our common stock, we intend to apply for listing of our common stock on the NASDAQ Capital Market. We must have at least 300 holders of our common stock to be eligible for listing on the NASDAQ Capital Market. We believe that we satisfy the other criteria for listing on the NASDAQ Capital Market.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders.

12.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.    Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders

The following describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Foreign shareholders (as defined in Section 3) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (I) ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS DOCUMENT (INCLUDING ANY ATTACHMENT) IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE INTERNAL REVENUE CODE; (II) SUCH ADVICE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder generally will be treated as recognizing gain or loss on an exchange of shares for cash if the exchange of shares for cash pursuant to the Offer (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange and such U.S. Holder owns less than 50% of our outstanding stock immediately following the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange generally should be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax on amounts treated as dividends at the applicable long-term capital gains rates (currently as high as 15%), without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Amounts received pursuant to the Offer that exceed our current and accumulated earnings and profits should first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and then as capital gain. If there is any remaining tax basis in the shares tendered, it generally will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Based on our estimates, we expect to have current earnings and profits at the time of the repurchase. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

See Section 3 with respect to the application of U.S. withholding and backup withholding.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

14.    Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 228,814, or 2% of our outstanding shares, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15.    Fees and Expenses

We have retained Mellon Investor Services LLC to act as Information Agent and as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.    Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

July 21, 2008

July 21, 2008

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail or Overnight Courier:	By Facsimile Transmission:	By Hand:
Mellon Investor Services LLC Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	For Eligible Institutions Only: 201-680-4626 For Confirmation Only Telephone: 201-680-4860	Mellon Investor Services LLC Attn: Corporate Action Dept. 480 Washington Boulevard, 27th FL Jersey City, NJ 07310

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC

480 Washington Boulevard

Jersey City, NJ 07310

Shareholders Call Toll-Free: (888) 838-0120

Banks and Brokers Call Collect: (201) 680-5235